Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Receives Notice Regarding NYSE Listing Criteria

PARSIPPANY, NJ – September 3, 2010 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) today announced that it has been notified by the New York Stock Exchange Regulation, Inc., that it has fallen below compliance with the New York Stock Exchange, Inc.’s (“NYSE”) continued listing standards relating to the price criteria for common stock, which requires a minimum average closing price of $1.00 per share over a consecutive 30 trading-day period. Jackson Hewitt will have a six-month period from the date of the NYSE notification to cure this deficiency.

Per NYSE procedures, Jackson Hewitt intends to notify the NYSE within 10 business days from the receipt of the NYSE notification of its intent to cure this deficiency within the six-month cure period. During this six-month cure period, Jackson Hewitt’s shares will continue to be listed and traded on the NYSE, subject to its compliance with other NYSE continued listing standards.

Previous NYSE Notification

Jackson Hewitt was previously notified by the NYSE on June 21, 2010 that it had fallen below the NYSE’s continued listing standards relating to minimum average global equity market capitalization and total stockholders’ equity, which require that either its average global market capitalization be not less than $50 million over a consecutive 30 trading-day period, or its total stockholders’ equity be not less $50 million.

Jackson Hewitt submitted a plan to the NYSE within 45 days of its receipt of notice from the NYSE demonstrating its ability to regain compliance with relevant listing standards within 18 months. The NYSE has 45 calendar days from the receipt of Jackson Hewitt’s plan to review and determine whether Jackson Hewitt has made a reasonable demonstration of its ability to come into conformity with these standards within the prescribed time period. During the 18-month cure period, Jackson Hewitt’s shares will continue to be listed and traded on the NYSE, subject to its compliance with other NYSE continued listing standards, including the price criteria standard discussed above.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with more than 6,400 franchised and company-owned offices throughout the United States in the 2010 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt also offers Jackson Hewitt® Online, an online tax preparation product available at www.jacksonhewittonline.com. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

Investor Relations and Media Relations Contact:

David G. Weselcouch

Vice President, Treasury and Investor Relations

973-630-0809

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